EXHIBIT 10.2


                    FORM OF JOSE SANCHEZ EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated [the Closing Date] between The Vincam Group, Inc., a Florida corporation (the "Company") with its principal office at 10200 Sunset Drive, Miami, Florida 33173, and Jose Sanchez (the "Employee"), residing at [________________________________].

                                  WITNESSETH:

         WHEREAS, in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated December __, 1998, between the Company and Automatic Data Processing, Inc. ("ADP"), (the "Merger Agreement"), the Company wishes to secure the continued employment of the Employee and the Employee desires to accept such continued employment in accordance with the terms of this Employment Agreement;

         WHEREAS, it is a condition precedent to the consummation of the transactions contemplated under the Merger Agreement that the parties hereto shall have entered into this Employment Agreement; and

         WHEREAS, the Employee and the Company will terminate any prior employment, whether written or verbal, between the Company and the Employee (the "Prior Employment Agreement").

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

         1. PRIOR EMPLOYMENT AGREEMENT. The Employee and the Company agree that any and all Prior Employment Agreements are hereby terminated effective the date hereof.

         2. EMPLOYMENT; EMPLOYEE'S TITLE AND RESPONSIBILITIES. (a) The Company hereby employs the Employee and the Employee hereby agrees to enter into the employ of the Company, pursuant to the terms and conditions of this Employment Agreement, effective from the date hereof through the third anniversary of the date of this Employment Agreement unless this Employment Agreement shall be earlier terminated as provided in Section 5 hereof (the "Employment Period"). During the Employment Period, the Employee's duties will be to lead ADP's professional employer organization ("PEO") activities in South Florida.

         (b) During the Employment Period, the Employee shall devote his full business time, energy and skill, on a best efforts and exclusive basis, to the business and affairs


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of the Company and will use his full business time, energy and skill to promote the business and interests of the Company.

         3. BASE SALARY AND BENEFITS. (a) The Company shall pay to the Employee as compensation for the services to be provided by the Employee hereunder a salary of $265,000 per annum (the "Base Salary"), payable monthly. The Company shall review the Employee's performance annually to determine if the Employee shall be granted an annual increase in the Base Salary.

         (b) During the Employment Period, commencing as soon as practicable following the date hereof subject to the transition policies of ADP in accordance with its benefit plans, the Employee shall be entitled to participate in and shall be a beneficiary of all of ADP's then current pension, 401(k), medical and health, life, accident and disability insurance, stock purchase and stock option plans, pursuant to the terms and conditions of such plans and arrangements and in accordance with applicable law and ADP's then current policies. The level and extent of the Employee's participation in and benefits under any plans and arrangements shall be equivalent to that of other executives of ADP of equivalent position and seniority, taking into account, solely for eligibility and vesting purposes, the Employee's prior service with the Company.

         (c) During the Employment Period, the Company will provide the Employee with a leased automobile, or at the Company's option, an automobile allowance, in accordance with ADP's policies applicable to other executives of ADP of equivalent position and seniority.

         4. BONUS; STOCK OPTIONS; RESTRICTED SHARES. (a) In addition to the Base Salary described in Section 3(a) hereof, the Employee shall be eligible to receive an annual cash bonus based upon the Employee's achievement of performance objectives to be determined by the Employee and the Company each year (the "Annual Cash Bonus"). The targeted Annual Cash Bonus shall be $90,000. If the Annual Cash Bonus, if any, becomes payable, it will be paid within 90 days after the end of the Company's applicable fiscal year (if December 31, but in the event such fiscal year becomes a year end prior to December 31 then such Annual Cash Bonus shall be pro-rated for such partial year) provided that the Employee is an employee of the Company on the last day of such fiscal year.

         (b) As soon as practicable after the date of this Employment Agreement, the Company shall recommend to ADP's stock option committee that the Employee be granted an option to purchase 40,000 shares of ADP's common stock(1) (the "Option Grant") subject to the terms and conditions of such option grant and vesting schedule. The option exercise price for all such shares shall be the fair market value thereof at the

------------
(1) After giving effect to ADP's December stock split


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time the option is granted. The option agreement for the Option Grant shall provide that 100% of the shares of ADP common stock subject to the Option Grant shall vest upon the third anniversary of this Employment Agreement, subject to accelerated vesting for a portion of such Option Grant under certain circumstances as set forth in Section 5 hereof.

         (c) (i) As soon as practicable after the date hereof, the Employee shall be awarded 20,000 shares of ADP's common stock(2) pursuant to the terms of a Restricted Stock Purchase Agreement to be executed by ADP and the Employee, in substantially the form attached hereto as Exhibit A (the "RSPA"). Subject to the acceleration of the cessation of the restrictions on sales applicable to the shares identified in clause (A) below in certain circumstances as set forth in
Section 5 hereof, the restrictions on sales and other voluntary or involuntary transfers of such restricted common stock shall cease to apply in accordance with the following schedule:

         (A) on the third anniversary of the date of this Employment Agreement, with respect to 6,667 of such shares;
         (B) on the fourth anniversary of the date of this Employment Agreement, with respect to 6,667 of such shares; and
         (C) on the fifth anniversary of the date of this Employment Agreement, with respect to 6,666 of such shares.

         (ii) In the event of any inconsistency or conflict between the terms of this Employment Agreement and the RSPA, the terms of this Employment Agreement shall prevail.

5. TERMINATION OF EMPLOYMENT. (a) The Company may terminate the Employee's employment hereunder for any reason whatsoever. The Employee's employment with the Company shall cease and terminate upon the earlier to occur of the following dates (the "Employment Termination Date"): (i) the date of death of the Employee or, in the event the Employee shall be unable by reason of physical or mental disability to continue the proper performance of his duties hereunder and such disability shall have continued for a period of at least four months (such circumstances are referred to herein as "Disability"), the date of Disability,
(ii) the date that the Company terminates the Employee's employment hereunder in accordance with Section 5(d) hereof, (iii) the date that the Employee terminates his employment hereunder in accordance with Section 5(e) or 5(f) hereof, and
(iv) in the event that the Employee shall (x) be convicted of a criminal act, or fail or refuse to perform any obligation hereunder and such failure or refusal shall continue during the 20 day period following the receipt by the Employee of written notice from the Company of such failure or refusal, (y) commit any act of negligence in the performance of his duties hereunder and fail to take appropriate corrective action during the 20 day period following the

------------
(2) After giving effect to ADP's December stock split

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receipt by the Employee of written notice from the Company of such negligence, or (z) commit any act of willful misconduct (such circumstances set forth in this subsection (iv) are referred to herein as "Cause"), and the Company shall elect to terminate the Employee's employment hereunder for Cause, in each such case, the date on which the Company shall give written notice to the Employee of such election.

         (b) In the event of the termination of the Employee's employment for death or Disability, the Employee (or his beneficiary or estate in the event of death of the Employee) shall only be entitled to receive in addition to any other benefits to which the Employee is entitled pursuant to the terms of the employee benefit plans of the Company applicable to the Employee, within thirty days of such termination, (i) all salary accrued to the Employment Termination Date, (ii) a pro-rata share of the Annual Cash Bonus accrued to the Employment Termination Date for the fiscal year in which the Employment Termination Date occurred (based upon the targeted Annual Cash Bonus for such fiscal year), and
(iii) all disability or death benefits payable in accordance with the employee benefit plans of the Company in which the Employee is entitled to participate.

         (c) If the Company terminates the Employee's employment hereunder for Cause, the Employee shall only be entitled to receive, within thirty days of such termination, in addition to any other benefits to which the Employee is entitled pursuant to the terms of any employee benefit plans of the Company applicable to the Employee, all salary accrued to the Employment Termination Date.

         (d) If the Company terminates the Employee's employment hereunder during the Employment Period for any reason other than as provided in Section 5(a)(iv) hereof, the Employee shall only be entitled to receive, in addition to any other benefits to which the Employee is entitled pursuant to the terms of any employee benefit plans of the Company applicable to the Employee, (i) his salary payable when such salary would otherwise have been paid to the Employee until the earlier of (x) the third anniversary hereof and (y) the date which is six months following the Employment Termination Date, (ii) the targeted Annual Cash Bonus which would otherwise be payable to the Employee for the fiscal year in which the Employment Termination Date occurred, payable when such bonus would otherwise have been paid to the Employee, (iii) an accelerated vesting of a pro-rata portion of the Option Grant representing (I) the term of the Employee's employment from the date hereof through the Employment Termination Date divided by (II) three years, and (iv) all of the restrictions on sales or transfers of a pro-rata portion of the ADP common stock referred to in Section 4(c)(i)(A) hereof shall cease representing (I) the term of the Employee's employment from the date hereof through the Employment Termination Date divided by (II) three years. Any payments or grants made to the Employee pursuant to this Section 5(d) are expressly conditioned upon the Employee's execution of a general release in favor of the Company and its affiliates.

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         (e) If the Employee voluntarily terminates his employment hereunder during the Employment Period for any reason other than as provided in Section 5(f) hereof, the Employee shall only be entitled to receive, within thirty days of such termination, in addition to any other benefits to which the Employee is entitled pursuant to the terms of any employee benefit plans of the Company applicable to the Employee, all salary accrued and unused accrued vacation to the Employment Termination Date.

         (f) If the Employee voluntarily terminates his employment hereunder during the Employment Period because, without the Employee's prior consent, (i) the Employee is required to relocate to an office that is more than 50 miles from the Company's current office located at 10200 Sunset Drive, Miami, Florida 33173 or (ii) there is a change of control of ADP's PEO business, then such voluntary termination shall be treated as a constructive termination by the Company under this Section 5(f) and the Employee shall be entitled to receive, in addition to any other benefits to which the Employee is entitled pursuant to the terms of any employee benefit plans of the Company applicable to the Employee, (w) his salary payable when such salary would otherwise have been paid to the Employee until the earlier of (I) the third anniversary hereof and (II) the date which is six months following the Employment Termination Date, (x) the targeted Annual Cash Bonus which would otherwise be payable to the Employee for the fiscal year in which the Employment Termination Date occurred, payable when such bonus would otherwise have been paid to the Employee, and (y) an accelerated vesting of a pro-rata portion of the Option Grant representing (I) the term of the Employee's employment from the date hereof through the Employment Termination Date divided by (II) three years, and (z) all of the restrictions on sales or transfers of a pro-rata portion of the ADP common stock referred to in Section 4(c)(i)(A) hereof shall cease representing (I) the term of the Employee's employment from the date hereof through the Employment Termination Date divided by (II) three years.

         6. NON-COMPETITION; NON-DISCLOSURE; NON-HIRE. (a) NON-COMPETITION. The Employee agrees that during the period commencing on the date hereof and ending three years after the Employment Termination Date (the "Non-Competition Period"), he will not, except on behalf of the Company or any of its affiliates, directly or indirectly, whether as an officer, director, stockholder, investor, partner, proprietor, business associate, employee, representative or otherwise, do any of the following acts: (i) provide services that are competitive with the businesses of the Company, or promote, market, or acquire an interest in, or associate in a business relationship with, any other person, corporation, firm, partnership or other entity whatsoever whose business or services are competitive with the businesses or services of the Company, or (ii) solicit or refer, directly or indirectly, any client or prospective clients of any services and/or products that are similar to those offered by the Company to another provider of such services, or (iii) promote, market or participate in the sale, lease or licensing of any equipment or software by which services and/or products similar to those provided by the Company can be performed, to, for or with any person, corporation, firm, partnership or other entity whatsoever.

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         (b) NON-DISCLOSURE. The Employee agrees that he will not, during the
Non- Competition Period, disclose, furnish or make accessible to any person, corporation, firm, partnership or other entity whatsoever (except ADP or any of its affiliates), or to any officer, director, stockholder, partner, associate, employee, agent or representative of any such entity, any proprietary information which is not in the public domain (including, without limitation, any customer lists, business methods, procedures, pricing and marketing structure and strategy, source or object codes, experimental or research work, names and addresses of current, former and prospective clients or employees, or any other trade secrets, technical data, or know-how of any kind) relating to the businesses of the Company or any of its affiliates that was learned by the Employee at any time during his association with the Company or after the date hereof. Upon termination of the Employee's employment with the Company for any reason whatsoever, the Employee shall immediately return to the Company all documents and notes (including all copies thereof) of any and all information and materials belonging or relating to the businesses of the Company or any of its affiliates (whether or not such materials were prepared by the Employee or another person).

         (c) NON-HIRE. The Employee agrees that he will not, during the Non-Competition Period, directly or indirectly, hire or employ, or encourage to leave the employ of ADP or any of its affiliates, any person who is now or hereafter becomes an employee of ADP or any of its affiliates until such person has ceased to be an employee of any of such companies for a period of at least one year.

         (d) INJUNCTIVE RELIEF. The Employee agrees that a violation of the foregoing covenants not to compete, not to disclose and not to hire contained herein will cause irreparable injury to the Company and any of its affiliates, and that the Company and its affiliates shall be entitled, in addition to any other rights and remedies they may have, at law or in equity, to an injunction enjoining and restraining the Employee from doing or continuing to do any such act and any other violations or threatened violations of this Section 6.

         7. TERMINATION OF AGREEMENT. Upon termination of this Employment Agreement, for any reason whatsoever, all rights and obligations of the parties hereunder shall cease (with the exception of those set forth in Sections 5 and 6 above, which shall survive such termination).

         8. BUSINESS JUDGMENT. Nothing contained herein shall in any way limit, restrict or interfere with the determination of the officers and directors of the Company as to the manner in which the business of the Company shall be run.

         9. EMPLOYMENT FORMS. At the Company's request, the Employee shall complete and execute such other customary employment applications and other similar forms that the Company generally requires of all of its employees, provided, however, that, except with respect to the terms and conditions pursuant to which stock options may be granted to the Employee, in the event of a conflict between the terms and


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conditions of this Employment Agreement and the terms and conditions of any such other employment applications or other forms, during the Employment Period the terms of this Employment Agreement shall take precedence.

         10. COUNTERPARTS. This Employment Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement among the parties relating to the Employee's employment by the Company and there are no representations, agreements or understandings between the parties except as set forth or specifically referred to herein.

         12. NOTICES. All notices shall be sent to the parties by hand delivery or by certified or registered mail at the addresses set forth above or to any changed address which may be given in writing hereafter. All notices to the Company shall include copies to the Company c/o Automatic Data Processing, Inc., One ADP Boulevard, Roseland, NJ 07068, Attention: Russ Fradin and to Automatic Data Processing, Inc., One ADP Boulevard, Roseland, NJ 07068 to the attention of the General Counsel. Unless hand delivered, notices shall be deemed given three business days following the date deposited in any general or branch United States Post Office or one business day following the date of delivery to a nationally recognized overnight courier service.

         13. SEVERABILITY. In the event that this Employment Agreement or any provision hereof is declared invalid, unenforceable or illegal by any court, agency, commission or arbitrator(s) having jurisdiction over the subject matter hereof, neither party hereto shall have any cause of action or claim against the other by reason of such declaration of invalidity, unenforceability or illegality; and any such declaration concerning any provision hereof shall not affect, impair or invalidate the remainder of this Employment Agreement, but shall be confined in its operation to that provision hereof only and the remainder of this Employment Agreement shall remain in full force and effect. The parties hereto agree to substitute the invalid, unenforceable or illegal provision by a valid, enforceable or legal one which corresponds to the spirit and purpose of the invalid, unenforceable or illegal provision to the greatest extent possible.

         14. AMENDMENT. This Employment Agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by all parties hereto.

         15. ASSIGNMENT. This Employment Agreement is personal to each of the parties hereto and no party hereto may assign or delegate any of such party's rights or obligations hereunder without first obtaining the written consent of the other party hereto; PROVIDED, HOWEVER, that no consent shall be required hereunder in the event that the Company assigns this Employment Agreement to any other affiliate of the Company.


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         16. HEADINGS. The headings contained in this Employment Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Employment Agreement.

         17. WAIVER. No failure or delay on the part of any party hereto in the exercise of any right hereunder in enforcing or requiring the compliance or performance by the other party of any of the terms and conditions of this Employment Agreement shall operate as a waiver of any such right, or constitute a waiver of a breach of any such terms and conditions, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, nor shall any of the aforementioned failures or delays affect or impair such rights generally in any way. The waiver by any party of a breach of any term or condition of this Employment Agreement by another party shall not operate as nor be construed as a waiver of any subsequent breach thereof.

         18. GOVERNING LAW. This Employment Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have signed this Employment Agreement as of the date first above written.

                                   THE VINCAM GROUP, INC.

                                   By
                                     ----------------------------------------
                                     Name:
                                     Title:


                                   JOSE SANCHEZ

                                   ------------------------------------------

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                                                                       EXHIBIT A


RESTRICTED STOCK PURCHASE AGREEMENT dated this _______ day of _______, 199__ , between AUTOMATIC DATA PROCESSING, INC., One ADP Boulevard, Roseland. New Jersey 07068 ("ADP"), and _______________________________________________("Purchaser").

Purchaser is a key employee of ADP or one of its subsidiaries.

ADP wishes to provide Purchaser with an additional incentive to exert maximum efforts on behalf of ADP and its business.

ADP and Purchaser agree as follows:

1. ADP is selling to Purchaser __________ shares of ADP common stock, par value $.10 per share, at a price of $.10 per share. Purchaser agrees to hold such shares subject to all the terms and conditions of this agreement. Certificates representing the shares are being delivered to Purchaser and in exchange for their full purchase price.

2. Purchaser represents that all such ADP shares are being purchased for his/her own account for investment and not with a view to the resale or other distribution thereof and agrees not to dispose of any of such shares in violation of the applicable securities laws.

3. All of such shares shall be held by Purchaser under the following further restrictions and agreements:

   (a) Purchaser will not at any time prior to the release dates specified in Paragraph 3(e) below sell, assign, pledge, encumber or otherwise transfer any or all of such shares, voluntarily or involuntarily, to anyone other than ADP.

   (b) If at any time hereafter, but before ______________________ Purchaser wishes to sell or otherwise transfer any such shares in excess of the number, if any, then released from restrictions pursuant to Paragraph 3(e) below, such shares will be first offered to ADP at a price of $.10 per share, plus 6% per annum interest calculated from the date of this agreement. ADP shall have the option, but not the obligation, exercisable by notice given within 60 days after Purchasers notice, to buy all of such offered shares. If ADP does not exercise such option Purchaser shall be free to sell such offered shares during a period of 30 days thereafter.

   (c) If Purchasers employment by ADP or any subsidiary thereof, or any successor thereto, shall terminate for any reason prior to _____________________, ADP shall buy from Purchaser all of the shares sold to Purchaser hereunder in excess of the number, if any, then released from restrictions pursuant to Paragraph 3(e) below at the purchase price of $.10 per share, plus 6% per annum interest calculated from the date of this agreement.

   (d) If at any time hereafter but before _________________, Purchaser should make or attempt to make any transfer of such shares in excess of the number, if any, then released from restrictions pursuant to Paragraph 3(e) below, whether or not for value, or if any involuntary transfer of such shares shall be made or attempted in violation of the provisions of Paragraph 3(a) above the making of, or the attempt to make, any such voluntary or Involuntary transfer shall be deemed instead to be an offer for sale of such excess number of shares to ADP by Purchaser or his assigns or legal representatives, at the purchase price of $.10 per share, plus B96 per annum intake calculated from the date of this agreement. An offer for sale to ADP deemed made under this Paragraph 3(d) shall be deemed made on the date on which ADP receives notice of the making of, or the attempt to make, such voluntary or involuntary transfer.

   (e) The restrictions on sales and other voluntary or involuntary transfers contained in this Paragraph 3(e) shall cease to apply:

       (i) on _________ with respect to ____________ of the shares delivered to Purchaser hereunder;
       (ii) on _________ with respect to ____________ of the shares delivered to Purchaser hereunder;
       (iii) on __________with respect to ____________ of the shares delivered to Purchaser hereunder.


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4. Nothing in this agreement shall confer upon Purchaser any right to continue in the employ of ADP or any of its subsidiaries or shall affect ADP's right to terminate Purchaser's employment as would exist in the absence of this agreement.

5. All of the certificates representing ADP shares transferred to Purchaser pursuant to this agreement shall bear the following legend:

   "The stock represented by this certificate is issued, accepted and held subject to the terms of an agreement dated _____________ 199__ between the registered holder and Automatic Data Processing, Inc. A copy of such agreement has been filed with the Secretary of the Corporation. Neither this certificate nor the stock represented hereby may be sold, assigned, transferred or otherwise disposed of or encumbered except as provided in such agreement; to all of which the holder hereof, by the acceptance hereof, agrees."

6. This agreement shall apply also to any shares of capital stock of ADP of any class or series received in respect of shares sold pursuant to this agreement as a result of any stock split, stock dividend, reclassification, or recapitalization and the number of shares and purchase prices herein shall be appropriately adjusted. This agreement shall not, however, be deemed to prevent the exchange of the shares of ADP common stock (purchased pursuant to Paragraph 1 above, or received pursuant to any stock split, stock dividend, reclassification or recapitalization) in a tax-free reorganization exchange to which ADP is a party, provided that the Representations and restrictions of this agreement shall continue to apply to the shares into which the shares of ADP common stock covered by this agreement are converted or exchanged.

7. This agreement shall bind and benefit Purchaser and his/her heirs, legal representatives and assigns, and ADP, its legal representatives, successors and assigns.

8. All notices and other communications required or permitted to be given under this agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid or certified mail, as follows:

                  If to ADP:

                  Automatic Data Processing, Inc.
                  One ADP Boulevard
                  Roseland, New Jersey 07068
                  Attention: General Counsel

                  If to Purchaser:

   or to such other address as any of the parties hereto shall designate by notice to the other party given as provided in this paragraph 8.

IN WITNESS WHEREOF, ADP and Purchaser have signed this agreement as of the date first above written.

                             AUTOMATIC DATA PROCESSING, INC.

                             BY:
                                ----------------------------


---------------------------     ----------------------------
Social Security No.             Purchaser: